Exhibit 10.1

FIRST AMENDMENT TO OFFICE BUILDING LEASE

THIS FIRST AMENDMENT TO OFFICE BUILDING LEASE is made as of April 8, 2003 between MACK-CALI REALTY, L.P., a Delaware limited partnership (“Landlord”), and SIRENZA MICRODEVICES, INC., a Delaware corporation (“Tenant”).

Landlord and Tenant entered into an Office Building Lease dated March 25, 2003 (the “Lease”). The Lease contemplates Tenant’s deposit of the LOC upon the execution of the Lease. Tenant prefers to deposit cash security instead of the LOC. Accordingly, Landlord and Tenant agree:

1.         Defined Terms; Recitals. Terms used but not defined in this First Amendment have their meanings in the Lease. The recitals are incorporated into this First Amendment as though set forth in full in it.

2.         Amendment of Article 8. Article 8 is amended to read in its entirety:

ARTICLE 8—THE SECURITY DEPOSITS; LETTER OF CREDIT

8.1        Initial Security Deposit. On or before April 10, 2003, Tenant will deposit One Million Dollars ($1,000,000.00) (the “Initial Security Deposit”). On the second (2nd) anniversary of the Commencement Date and in each succeeding anniversary of the Commencement Date, and so long as (a) no Event of Default exists, and (b) no circumstances exist that after the giving of notice or the passage of time, or both, would be an Event of Default on those anniversaries, and (c) Tenant has not paid Base Rent after the date it is due more than twice in any twelve (12) month period during the Term, Tenant may reduce the amount of the Initial Security Deposit by Two Hundred Thousand Dollars ($200,000.00), and within sixty (60) days after the sixth (6th) anniversary of the Commencement Date, and so long as conditions (a) and (b) in this Section are satisfied on that anniversary and Tenant has posted the Second Security Deposit described in Section 8.2, the Initial Security Deposit will be returned to Tenant.

8.2        The Second Security Deposit. On or before the date the Initial Security Deposit is reduced to zero and as a condition to Landlord’s return of the Initial Security Deposit, Tenant will deposit with Landlord (the “Second Security Deposit”) in an amount equal to the last month’s Base Rent, plus one-twelfth (1/12th) of Common Area Operating Expenses payable by Tenant and other costs incurred by Tenant in the twelve (12) months preceding the date of the deposit of such Second Security Deposit.

8.3        The Security Deposits. The Initial Security Deposit and the Second Security Deposit, and if applicable, the LOC deposited by Tenant in lieu of the Initial Security Deposit pursuant to Section 8.4 below, are collectively the “Security Deposit” in this Section 8.3. The Security Deposit is made by Tenant to secure the faithful performance of all the terms, covenants and conditions of this Lease to be performed by Tenant. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default by Tenant. If an Event of Default occurs, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit (a) for the payment of any Rent or any other sum due and payable by Tenant, (b) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of such Event of Default, and (c) to compensate Landlord for any other loss or damages which Landlord may suffer by reason of such Event of Default. If any portion of the Security Deposit is so used or applied, Tenant shall, upon demand therefor by Landlord, deposit with Landlord cash in an amount sufficient to restore the Security Deposit to the amount required to be maintained by Tenant hereunder. Upon expiration or the sooner termination of this Lease, provided that Tenant has performed all of its obligations hereunder, Landlord shall return to Tenant the remaining portion of the Security Deposit no later than thirty (30) days after the date Landlord receives possession of the Premises in accordance with the provisions of this Lease. The Security Deposit may be commingled by Landlord with Landlord’s other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises, then Landlord may assign the Security Deposit to the transferee and thereafter Landlord shall have no further liability or obligation for the return of the Security Deposit so long as the transferee accepts responsibility for the Security Deposit according to the terms of this Lease. Tenant hereby waives the provisions of any Applicable Laws, whether now or hereafter in effect, or common law rule, to the contrary, which restricts the amount or types of claim that a landlord may make upon a security deposit or imposes upon a landlord (or its successors) any obligation with respect to the handling or return of security deposits.

8.4        Letter of Credit. At any time at its election, Tenant may deposit with Landlord an unconditional, clean, irrevocable letter of credit (the “LOC”) in the amount of the Initial Security Deposit at the time of the deposit. The LOC shall be issued by Chase Manhattan Bank or a comparably creditworthy bank reasonably acceptable to Landlord, and whose deposits are insured by the FDIC. The LOC will be in a form and content reasonably acceptable to Landlord. Promptly after its receipt of an LOC in accordance with this Section 8.4, Landlord will return the Initial Security Deposit to Tenant. The LOC will be held by Landlord as security for the performance by Tenant of its obligations under this Lease. The LOC will not be mortgaged, assigned or encumbered by Tenant without the prior written consent of Landlord. If an Event of Default occurs, or if Tenant fails to renew the LOC at least thirty (30) days before its expiration, Landlord may, but will not be required to, draw upon all or any portion of the LOC for payment of any Rent. The use of the LOC or any part of its by Landlord will not prevent Landlord from exercising any other right or remedy provided by this Lease or by Law. Landlord will not be required to proceed against the LOC. The LOC will not operate as a limitation on any recovery to which Landlord may be entitled. Any amount of the LOC that is drawn by Landlord, but is not used or applied by Landlord, will be held by Landlord and deemed a Security Deposit subject to Section 8.3. If any portion of the LOC is drawn and applied by Landlord, Tenant will, within five (5) days after written demand, either (a) deposit cash with Landlord in an amount sufficient to cause the sum of any Security Deposit and the amount of the remaining LOC to equal the amount of the LOC then required under this Lease, or (b) reinstate the LOC to the amount then required under this Lease. If Landlord transfers or mortgages the Building, Landlord may transfer the LOC to the transferee or mortgagee and Tenant will look solely to the transferee or mortgagee for the return of the LOC so long as the transferee or mortgagee accepts responsibility for the LOC according to the terms of this Lease.

3.         Miscellaneous.

(a)        Landlord and Tenant each represent and warrant that they have dealt with no broker, realtor, or agent in connection with this First Amendment.

(b)        Landlord and Tenant confirm the Lease as amended by this First Amendment. Tenant acknowledges that there is no default by Landlord under the Lease nor any circumstance that after the passage of time or the giving of notice, or both, would be a default by Landlord under the Lease.

(c)        Except for the modification in this First Amendment, the Lease will remain in full force and effect. This First Amendment sets forth the entire agreement between Landlord and Tenant with respect to the matters set forth in it. There have been no additional oral or written representations or agreements. In case of any inconsistency between the provisions of the Lease and this First Amendment, the latter provisions will govern and control. This First Amendment will not be binding until executed and delivered by both parties.

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Landlord and Tenant have executed this First Amendment as of its date.

LANDLORD:

MACK-CALI REALTY, L.P., a Delaware limited partnership

By:	Mack-Cali Realty Corporation, a Delaware corporation, its general partner

By:	/s/ Robert L. Drabkin
Robert L. Drabkin
Regional Director

TENANT:

SIRENZA MICRODEVICES, INC., a Delaware corporation

By:	/s/ Susan Ocampo
Name:	Susan Ocampo
Title:	Treasurer
4/9/03